MORGAN STANLEY
                                                                 SPECTRUM SERIES










        January 2008
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated November 9, 2007.










                                                       Issued: February 29, 2008




Morgan Stanley

MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.



                       1991   1992    1993   1994   1995   1996    1997   1998   1999     2000    2001    2002    2003  2004    2005
Fund
Fund                    %      %       %      %      %      %       %      %      %        %       %       %       %     %       %
====================================================================================================================================
Spectrum
Currency ..........    --     --      --      --     --     --      --     --      --    11.7    11.1    12.2    12.4  (8.0)  (18.3)
                                                                                       (6 mos.)
====================================================================================================================================
Spectrum
Global
Balanced ..........    --     --      --    (1.7)   22.8   (3.6)   18.2   16.4    0.8     0.9    (0.3)  (10.1)    6.2  (5.6)    4.2
                                           (2 mos.)
====================================================================================================================================
Spectrum
Select ............  31.2    (14.4)   41.6  (5.1)   23.6    5.3     6.2   14.2   (7.6)    7.1     1.7    15.4     9.6  (4.7)   (5.0)
                   (5 mos.)
====================================================================================================================================
Spectrum
Strategic .........    --     --      --     0.1    10.5   (3.5)    0.4    7.8   37.2   (33.1)   (0.6)    9.4    24.0   1.7    (2.6)
                                           (2 mos.)
====================================================================================================================================
Spectrum
Technical .........    --     --      --    (2.2)   17.6   18.3     7.5   10.2   (7.5)    7.8    (7.2)   23.3    23.0   4.4    (5.4)
                                           (2 mos.)
====================================================================================================================================


                                                INCEPTION-     COMPOUND
                                                  TO-DATE     ANNUALIZED
                      2006    2007   2008         RETURN        RETURN
Fund                    %       %      %             %             %
========================================================================
Spectrum
Currency ..........   (3.4)  (13.5)   0.4          (1.2)         (0.2)
                                    (1 mo.)
========================================================================
Spectrum
Global
Balanced ..........    2.4     0.2   (3.3)         51.2           3.2
                                    (1 mo.)
========================================================================
Spectrum
Select ............    5.9     7.5    2.3         219.6           7.3
                                    (1 mo.)
========================================================================
Spectrum
Strategic .........   20.9     5.0    1.3          82.5           4.6
                                    (1 mo.)
========================================================================
Spectrum
Technical .........    5.4   (14.2)   3.1         108.4           5.7
                                    (1 mo.)
========================================================================


--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 522 Fifth Avenue, 13th Floor
 New York, NY 10036
 Telephone (212) 296-1999

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
JANUARY 2008

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of January 31, 2008 was as follows:

FUND                                       N.A.V.          % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                          $9.88                 0.51%
--------------------------------------------------------------------------------
Spectrum Global Balanced                  $15.12                -3.23%
--------------------------------------------------------------------------------
Spectrum Select                           $31.96                 2.30%
--------------------------------------------------------------------------------
Spectrum Strategic                        $18.25                 1.36%
--------------------------------------------------------------------------------
Spectrum Technical                        $20.84                 3.04%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   EFFECTIVE SEPTEMBER 1, 2007, CHESAPEAKE CAPITAL CORPORATION ("CHESAPEAKE" OR THE "TRADING ADVISOR") AGREED TO TEMPORARILY WAIVE THE MANAGEMENT FEE IT RECEIVES FROM SPECTRUM TECHNICAL. THE WAIVER OF THE MANAGEMENT FEE REMAINED IN EFFECT THROUGH DECEMBER 31, 2007. EFFECTIVE JANUARY 1, 2008, CHESAPEAKE, IN CONSULTATION WITH THE GENERAL PARTNER, HAS AGREED TO A FURTHER TEMPORARY PARTIAL WAIVER OF THE MANAGEMENT FEE IT RECEIVES FROM SPECTRUM TECHNICAL. THE GENERAL PARTNER WILL NOTIFY YOU PRIOR TO THE END OF THIS MANAGEMENT FEE WAIVER. DUE TO CHESAPEAKE'S PARTIAL WAIVER OF THE MANAGEMENT FEE, EFFECTIVE JANUARY 1, 2008, SPECTRUM TECHNICAL PAYS THE TRADING ADVISOR A MONTHLY MANAGEMENT FEE EQUAL TO 1/6 OF 1% OF SPECTRUM TECHNICAL'S NET ASSETS ALLOCATED TO CHESAPEAKE AS OF THE BEGINNING OF EACH MONTH (A 2% ANNUAL RATE). PRIOR TO THE MANAGEMENT FEE WAIVER, SPECTRUM TECHNICAL PAID THE TRADING ADVISOR A MONTHLY MANAGEMENT FEE EQUAL TO 1/4 OF 1% OF SPECTRUM TECHNICAL'S NET ASSETS ALLOCATED TO CHESAPEAKE AS OF THE BEGINNING OF EACH MONTH (A 3% ANNUAL RATE).

   EFFECTIVE FEBRUARY 29, 2008, DEMETER WILL TERMINATE THE MANAGEMENT AGREEMENT BY AND AMONG DEMETER, SPECTRUM GLOBAL BALANCED AND CORNERSTONE QUANTITATIVE INVESTMENT GROUP, INC. ("CORNERSTONE"). CONSEQUENTLY, CORNERSTONE WILL CEASE ALL FUTURES INTERESTS TRADING ON BEHALF OF SPECTRUM GLOBAL BALANCED AS OF FEBRUARY 29, 2008. EFFECTIVE MARCH 1, 2008, THE ESTIMATED PERCENTAGE OF NET ASSETS ALLOCATED TO EACH TRADING ADVISOR OF SPECTRUM GLOBAL BALANCED WILL BE AS
FOLLOWS: SSARIS ADVISORS, LLC (33.34%); ALTIS PARTNERS (JERSEY) LIMITED (33.33%); AND C-VIEW INTERNATIONAL LIMITED (33.33%).

   EFFECTIVE FEBRUARY 29, 2008, DEMETER WILL TERMINATE THE MANAGEMENT AGREEMENT BY AND AMONG DEMETER, SPECTRUM STRATEGIC AND CORNERSTONE. CONSEQUENTLY, CORNERSTONE WILL CEASE ALL FUTURES INTERESTS TRADING ON BEHALF OF SPECTRUM STRATEGIC AS OF FEBRUARY 29, 2008. EFFECTIVE MARCH 1, 2008, THE ESTIMATED PERCENTAGE OF NET ASSETS ALLOCATED TO EACH TRADING ADVISOR OF SPECTRUM STRATEGIC WILL BE AS FOLLOWS: BLENHEIM CAPITAL MANAGEMENT, L.L.C. (52.50%); ECLIPSE CAPITAL MANAGEMENT LIMITED (27.50%); AND FX CONCEPTS TRADING ADVISOR, INC. (20%).

   THE PERCENTAGE OF NET ASSETS ALLOCATED TO EACH TRADING ADVISOR OF SPECTRUM GLOBAL BALANCED AND SPECTRUM STRATEGIC AS OF MARCH 1, 2008, AS SET FORTH ABOVE, SUPPLEMENTS THE TABLE UNDER "USE OF PROCEEDS" ON PAGE 30 OF THE SPECTRUM FUNDS' PROSPECTUS DATED NOVEMBER 9, 2007.

   I WOULD ALSO LIKE TO TAKE THIS OPPORTUNITY TO INFORM YOU THAT WE ANTICIPATE SCHEDULE K-1 (FORM 1065) TAX FORMS REPORTING EACH LIMITED PARTNER'S SHARE OF THE PARTNERSHIP INCOME, LOSS AND DEDUCTIONS FOR CALENDAR YEAR 2007 WILL BE MAILED TO HOLDERS OF NON-IRA ACCOUNTS DURING THE LAST WEEK OF FEBRUARY. SHOULD YOU HAVE AN IRA ACCOUNT AND WISH TO RECEIVE A SCHEDULE K-1 TAX FORM, PLEASE CONTACT YOUR MORGAN STANLEY FINANCIAL ADVISOR.

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,

[WALTER J. DAVIS SIGNATURE]

Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

            [THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED PIECE]


                                  Month ended           YTD ended
                                January 31, 2008    January 31, 2008

          Australian dollar           0.19                 0.19
          British pound              -0.27                -0.27
          Euro                        0.75                 0.75
          Japanese yen               -0.49                -0.49
          Swiss franc                 0.56                 0.56
          Minor Currencies            0.27                 0.27


   Note: Reflects trading results only and does not include fees or interest income.

         Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, Swedish krona, Czech koruna, Chilean peso, Russian ruble, and Taiwan dollar.

During the month, the Fund experienced gains from long positions in the euro, Swiss franc, and Chilean peso versus the U.S. dollar, as well as short positions in the Australian dollar and Korean won relative to the U.S. dollar. These gains were partially offset by losses from short positions in the Japanese yen, British pound, and Taiwan dollar versus the U.S. dollar, as well as long positions in the Brazilian real relative to the U.S. dollar.

Gains were experienced from long positions in the euro, Swiss franc, and Chilean peso versus the U.S. dollar as the value of the U.S. dollar declined against these currencies after the U.S. Federal Reserve reduced borrowing costs by 125 basis points in order to prevent a sharp decline in the global equity markets. Meanwhile, short positions in the Australian dollar versus the U.S. dollar resulted in gains as the value of the Australian dollar fell amid uncertainty regarding the future interest rate policy of the Reserve Bank of Australia. Lastly, gains were recorded from short positions in the Korean won versus the U.S. dollar as the value of the Korean won fell amid the release of data, which showed mounting inflationary pressures in the Korean economy.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Losses were incurred from short positions in the Japanese yen versus the U.S. dollar as the Japanese yen strengthened after a decline in global equity markets and weaker-than-expected U.S. economic data caused investors to reduce existing carry trade positions. Short positions in the British pound versus the U.S. dollar incurred further losses as the value of the British pound increased at the end of the month after minutes of the Bank of England's latest policy meeting indicated that the central bank has significant concern about the outlook for inflation in the United Kingdom. Elsewhere, short positions in the Taiwan dollar versus the U.S. dollar recorded losses as the U.S. dollar declined relative to the Taiwan dollar on the aforementioned interest rate cuts by the U.S. Federal Reserve. Smaller losses were recorded from long positions in the Brazilian real versus the U.S. dollar as the value of the Brazilian real weakened on fears of lower export demand from the United States.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

            [THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED PIECE]


                                  Month ended           YTD ended
                                January 31, 2008    January 31, 2008

          Currencies                     0                    0
          Interest Rates             -0.88                -0.88
          Stock Indices              -2.51                -2.51
          Energies                   -1.13                -1.13
          Metals                      0.04                 0.04
          Agriculturals               1.58                 1.58

   Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the global stock index, energy, and global interest rate sectors. A portion of these losses was offset by gains experienced in the agricultural sector. Trading results in the metals and currency sectors were essentially flat and had no material effect on overall Fund performance during the month.

Within the global stock index sector, long positions in European, Canadian, and Japanese equity index futures incurred losses as prices moved lower on concerns that mounting losses linked to U.S. sub-prime mortgage investments may continue to erode corporate earnings and curb global economic growth for the foreseeable future.

Within the energy markets, long futures positions in crude oil and its related products incurred losses as prices reversed lower on fears that a possible economic recession in the U.S. may curb demand from the world's largest energy consumer. In addition, futures prices were pulled lower after Saudi Arabia's Oil Minister Ali al-Naimi stated that OPEC is prepared to increase production if necessary. Elsewhere, short positions in natural gas futures resulted in losses as prices moved higher amid forecasts for colder weather and expectations of a decline in U.S. inventories.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global interest rate sector, losses were incurred from short positions in U.S. and German fixed-income futures as prices increased on concerns of a possible economic recession in the United States and the subsequent effect this may have on the global economy. In addition, U.S. interest rate futures prices increased after the U.S. Federal Reserve cut its benchmark interest rate by 125 basis points during the month in order to prevent a sharp decline in the global equity markets.

Within the agricultural markets, gains were experienced from long positions in wheat futures as prices moved higher due to diminishing stockpiles and consistently rising global demand. Meanwhile, long futures positions in sugar resulted in gains as prices rose amid speculation that future demand may strengthen. Finally, gains were experienced from long futures positions in the soybean complex as prices increased following news that global production may drop, while rising energy prices may boost demand for alternative biofuels.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

            [THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED PIECE]


                                  Month ended           YTD ended
                                January 31, 2008    January 31, 2008

          Currencies                 -0.36                -0.36
          Interest Rates              2.75                 2.75
          Stock Indices               0.36                 0.36
          Energies                   -2.31                -2.31
          Metals                      0.44                 0.44
          Agriculturals               1.89                 1.89

   Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the global interest rate, agricultural, metals, and global stock index sectors. These gains were offset by losses incurred in the energy and currency sectors.

Within the global interest rate sector, long positions in U.S., Japanese, and European fixed-income futures experienced gains as prices moved higher on concerns of a possible economic recession in the United States and the subsequent effect this may have on the global economy. In addition, U.S. interest rate futures prices increased after the U.S. Federal Reserve cut its benchmark interest rate by 125 basis points during the month in order to prevent a sharp decline in the global equity markets.

Within the agricultural markets, long futures positions in the soybean complex and corn recorded gains as prices moved higher following news that global production may drop, while rising energy prices may boost demand for alternative biofuels. Elsewhere, long positions in wheat futures resulted in gains as prices moved higher due to diminishing stockpiles and consistently rising global demand. Finally, long positions in cocoa futures resulted in gains as prices strengthened after shipments from the Ivory Coast, the world's largest producer, were delayed by a labor strike.

Within the metals markets, long positions in gold, silver, and platinum futures recorded gains as prices surged amid continued uncertainty in the direction of the U.S. dollar and further "safe haven" buying because of weakness in global equity markets.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global stock index sector, short positions in European and Japanese equity index futures experienced gains as prices decreased on concerns that mounting losses linked to U.S. sub-prime mortgage investments may continue to erode corporate earnings and curb global economic growth for the foreseeable future.

Within the energy markets, long futures positions in crude oil and its related products incurred losses as prices reversed lower on fears that a possible economic recession in the U.S. may curb demand from the world's largest energy consumer. In addition, futures prices of crude oil and its related products were pulled lower after Saudi Arabia's Oil Minister Ali al-Naimi stated that OPEC is prepared to increase production if necessary. Meanwhile, short positions in natural gas futures resulted in losses as prices moved higher amid forecasts for colder weather and expectations of a decline in U.S. inventories.

Within the currency sector, short positions in the Japanese yen versus the U.S. dollar, Canadian dollar, and euro experienced losses as the value of the Japanese yen reversed higher against most of its major rivals after a decline in global equity markets and weaker-than-expected U.S. economic data caused investors to reduce existing carry trades. Meanwhile, short positions in the British pound versus the U.S. dollar resulted in losses as the value of the British pound strengthened relative to the U.S. dollar after minutes of the Bank of England's latest policy meeting indicated that the central bank has significant concern about the outlook for inflation in the United Kingdom.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

            [THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED PIECE]


                                  Month ended           YTD ended
                                January 31, 2008    January 31, 2008

          Currencies                 -1.23                -1.23
          Interest Rates              2.64                 2.64
          Stock Indices              -2.81                -2.81
          Energies                   -0.42                -0.42
          Metals                      1.46                 1.46
          Agriculturals               2.78                 2.78

   Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the agricultural, global interest rate, and metals sectors. These gains were partially offset by losses recorded in the global stock index, currency, and energy sectors.

Within the agricultural markets, long positions in cocoa futures experienced gains as prices strengthened after shipments from the Ivory Coast, the world's largest producer, were delayed by a labor strike. Elsewhere, long futures positions in soybeans and corn recorded gains as prices moved higher following news that global production may drop, while rising energy prices may boost demand for alternative biofuels. Finally, long futures positions in sugar resulted in gains as prices rose amid speculation that future demand may strengthen.

Within the global interest rate sector, long positions in U.S., German, and Japanese fixed-income futures experienced gains as prices moved higher on concerns of a possible economic recession in the United States and the subsequent effect this may have on the global economy. In addition, U.S. interest rate futures prices increased after the U.S. Federal Reserve cut its benchmark interest rate by 125 basis points during the month in order to prevent a sharp decline in the global equity markets.

Within the metals markets, long positions in gold futures recorded gains as prices surged amid continued uncertainty in the direction of the U.S. dollar and further "safe haven" buying because of weakness in global equity markets. Elsewhere, gains were recorded from long positions in zinc and copper futures as prices moved higher amid rising demand from China and news of weak global supplies.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global stock index sector, long positions in European, U.S., and Pacific Rim equity index futures incurred losses as prices moved lower on concerns that mounting losses linked to U.S. sub-prime mortgage investments may continue to erode corporate earnings and curb global economic growth for the foreseeable future.

Within the currency sector, short positions in the Japanese yen versus the U.S. dollar and euro recorded losses as the value of the Japanese yen reversed higher against most of its major rivals after a decline in global equity markets and weaker-than-expected U.S. economic data caused investors to reduce existing carry trade positions. Meanwhile, long positions in the Canadian dollar versus the U.S. dollar resulted in losses as the value of the Canadian dollar weakened after a government report showed Canada's business and government spending unexpectedly declined in December.

Within the energy markets, long futures positions in unleaded gas and heating oil incurred losses as prices reversed lower on fears that a possible economic recession in the U.S. may curb demand from the world's largest energy consumer. In addition, futures prices of oil related products were pulled lower after Saudi Arabia's Oil Minister Ali al-Naimi stated that OPEC is prepared to increase production if necessary. Elsewhere, short positions in natural gas futures resulted in losses as prices moved higher amid forecasts for colder weather and expectations of a decline in U.S. inventories.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

            [THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED PIECE]


                                  Month ended           YTD ended
                                January 31, 2008    January 31, 2008

          Currencies                 -0.18                -0.18
          Interest|Rates              2.42                 2.42
          Stock|Indices               0.7                  0.7
          Energies                   -0.88                -0.88
          Metals                      0.67                 0.67
          Agriculturals               1.31                 1.31

   Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the global interest rate, agricultural, global stock index, and metals sectors. These gains were partially offset by losses incurred in the energy and currency sectors.

Within the global interest rate sector, long positions in U.S. and Japanese fixed-income futures experienced gains as prices moved higher on concerns of a possible economic recession in the United States and the subsequent effect this may have on the Japanese economy. In addition, U.S. interest rate futures prices increased after the U.S. Federal Reserve cut its benchmark interest rate by 125 basis points during the month in order to prevent a sharp decline in the global equity markets.

Within the agricultural markets, long futures positions in the soybean complex and corn recorded gains as prices moved higher following news that global production may drop, while rising energy prices may boost demand for alternative biofuels. Elsewhere, long positions in cocoa futures resulted in gains as prices strengthened after shipments from the Ivory Coast, the world's largest producer, were delayed by a labor strike.

Within the global stock index sector, short positions in Pacific Rim and European equity index futures experienced gains as prices decreased on concerns that mounting losses linked to U.S. sub-prime mortgage investments may continue to erode corporate earnings and curb global economic growth for the foreseeable future.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the metals markets, long positions in gold and silver futures recorded gains as prices surged amid continued uncertainty in the direction of the U.S. dollar and further "safe haven" buying because of weakness in global equity markets.

Within the energy markets, long futures positions in crude oil and its related products incurred losses as prices reversed lower on fears that a possible economic recession in the U.S. may curb demand from the world's largest energy consumer. In addition, futures prices of crude oil and its related products were pulled lower after Saudi Arabia's Oil Minister Ali al-Naimi stated that OPEC is prepared to increase production if necessary.

Within the currency sector, short positions in the Japanese yen versus the U.S. dollar, euro, Canadian dollar, and British pound experienced losses as the value of the Japanese yen reversed higher against most of its major rivals after a decline in global equity markets and weaker-than-expected U.S. economic data caused investors to reduce holdings of higher-yielding assets funded by loans in Japan. Meanwhile, long positions in the Canadian dollar versus the U.S. dollar resulted in losses as the value of the Canadian dollar weakened after a government report showed Canada's business and government spending unexpectedly declined in December. Finally, short positions in the British pound versus the U.S. dollar resulted in losses as the value of the British pound strengthened relative to the U.S. dollar after minutes of the Bank of England's latest policy meeting indicated that the central bank has significant concern about the outlook for inflation in the United Kingdom.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JANUARY 31, 2008 (UNAUDITED)


                                          MORGAN STANLEY                             MORGAN STANLEY
                                         SPECTRUM CURRENCY                      SPECTRUM GLOBAL BALANCED
                                  -----------------------------              -----------------------------
                                                 PERCENTAGE OF                              PERCENTAGE OF
                                                JANUARY 1, 2008                            JANUARY 1, 2008
                                                   BEGINNING                                  BEGINNING
                                    AMOUNT      NET ASSET VALUE                AMOUNT      NET ASSET VALUE
                                  ----------   ----------------              ----------    ---------------
                                       $               %                          $               %

INVESTMENT INCOME
   Interest income (Note 2)          201,901           .19                       77,843            .22
                                  ----------         -----                   ----------         ------

EXPENSES
   Brokerage fees (Note 2)           411,423           .38                      133,827            .38
   Management fees (Note 3)          178,879           .17                       43,699            .13
   Incentive fees (Note 3)            53,629           .05                       17,812            .05
                                  ----------         -----                   ----------         ------
     Total Expenses                  643,931           .60                      195,338            .56
                                  ----------         -----                  ----------          ------

NET INVESTMENT LOSS                 (442,030)         (.41)                    (117,495)          (.34)
                                  ----------         -----                   ----------         ------

TRADING RESULTS
Trading profit (loss):
   Realized                          437,456           .41                     (994,867)         (2.85)
   Net change in unrealized          546,686           .51                      (14,645)          (.04)
                                  ----------         -----                   ----------         ------
     Total Trading Results           984,142           .92                   (1,009,512)         (2.89)
                                  ----------         -----                   ----------         ------

NET INCOME (LOSS)                    542,112           .51                   (1,127,007)         (3.23)
                                  ==========         =====                   ==========         ======

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JANUARY 31, 2008 (UNAUDITED)


                                        MORGAN STANLEY                                  MORGAN STANLEY
                                      SPECTRUM CURRENCY                            SPECTRUM GLOBAL BALANCED
                            -------------------------------------            ------------------------------------
                                                             PER                                            PER
                                 UNITS           AMOUNT      UNIT                UNITS          AMOUNT      UNIT
                            --------------    -----------    ----            -------------    ----------    -----
                                                   $          $                    $               $
Net Asset Value,
   January 1, 2008          10,912,868.181    107,327,744    9.84            2,233,776.000    34,911,510    15.63
Net Income (Loss)                       --        542,112     .04                       --    (1,127,007)    (.51)
Redemptions                   (383,253.965)    (3,786,549)   9.88              (65,340.398)     (987,947)   15.12
Subscriptions                   18,169.516        179,515    9.88               12,085.670       182,735    15.12
                            --------------    -----------                    -------------    ----------
Net Asset Value,
   January 31, 2008         10,547,783.732    104,262,822    9.88            2,180,521.272    32,979,291    15.12
                            ==============    ===========                    =============    ==========



The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

 FOR THE MONTH ENDED JANUARY 31, 2008 (UNAUDITED)


                                       MORGAN STANLEY                     MORGAN STANLEY               MORGAN STANLEY
                                       SPECTRUM SELECT                  SPECTRUM STRATEGIC           SPECTRUM TECHNICAL
                                 ---------------------------        ---------------------------  ---------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                PERCENTAGE OF
                                            JANUARY 1, 2008                    JANUARY 1, 2008              JANUARY 1, 2008
                                               BEGINNING                          BEGINNING                    BEGINNING
                                   AMOUNT   NET ASSET VALUE           AMOUNT   NET ASSET VALUE     AMOUNT   NET ASSET VALUE
                                 --------- -----------------        --------- -----------------  --------- -----------------

                                      $            %                     $            %               $            %
INVESTMENT INCOME

   Interest income (Note 2)        963,864          .18               397,854           .18      1,081,814          .19
                              ------------        -----           -----------         -----   ------------        -----

EXPENSES

   Brokerage fees (Note 2)       2,615,893          .50             1,077,640           .50      2,894,498          .50
   Management fees (Note 3)      1,042,358          .19               435,383           .20      1,083,453          .19
   Incentive fees (Note 3)              --        --                1,579,761           .73      1,952,211          .34
                              ------------        -----           -----------         -----   ------------        -----
     Total Expenses              3,658,251          .69             3,092,784          1.43      5,930,162         1.03
                              ------------        -----           -----------         -----   ------------        -----

NET INVESTMENT LOSS             (2,694,387)        (.51)           (2,694,930)        (1.25)    (4,848,348)        (.84)
                              ------------        -----           -----------         -----   ------------        -----

TRADING RESULTS

Trading profit (loss):

   Realized                     (2,362,635)        (.45)              273,423           .13      2,577,561          .45
   Net change in unrealized     17,071,098         3.26             5,344,549          2.48     19,840,854         3.43
                              ------------        -----           -----------         -----   ------------        -----
     Total Trading Results      14,708,463         2.81             5,617,972          2.61     22,418,415         3.88
                              ------------        -----           -----------         -----   ------------        -----

NET INCOME                      12,014,076         2.30             2,923,042          1.36     17,570,067         3.04
                              ============        =====           ===========         =====   ============        =====

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------

 FOR THE MONTH ENDED JANUARY 31, 2008 (UNAUDITED)

                                        MORGAN STANLEY                                  MORGAN STANLEY
                                      SPECTRUM CURRENCY                               SPECTRUM STRATEGIC
                            -------------------------------------            ------------------------------------
                                                             PER                                            PER
                                 UNITS           AMOUNT      UNIT                UNITS          AMOUNT      UNIT
                            --------------    -----------    ----            -------------    ----------    -----
                                                   $          $                    $               $

Net Asset Value,
   January 1, 2008          16,744,490.009  523,178,555     31.24            11,969,437.368   215,528,061    18.01
Net Income                          --       12,014,076       .72                    --         2,923,042      .24
Redemptions                   (259,176.550)  (8,283,283)    31.96              (188,915.343)   (3,447,705)   18.25
Subscriptions                   67,073.056    2,143,655     31.96               144,485.429     2,636,859    18.25
                            --------------  -----------                      --------------   -----------
Net Asset Value,

   January 31, 2008         16,552,386.515  529,053,003     31.96            11,925,007.454   217,640,257    18.25
                            ==============  ===========                      ==============   ===========


                                        MORGAN STANLEY
                                      SPECTRUM TECHNICAL
                            -------------------------------------
                                                             PER
                                 UNITS           AMOUNT      UNIT
                            --------------    -----------    ----
                                                   $          $

Net Asset Value,
   January 1, 2008          28,624,023.855   578,899,658    20.22
Net Income                          --        17,570,067      .62
Redemptions                   (586,293.810)  (12,218,363)   20.84
Subscriptions                   96,814.470     2,017,613    20.84
                            --------------  ------------
Net Asset Value,

   January 31, 2008         28,134,544.515   586,268,975    20.84
                            ==============  ============


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner of each Partnership is Demeter Management Corporation ("Demeter"). The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). Spectrum Currency's commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

 (CONTINUED)

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during such month on 80% of the funds on deposit with the commodity brokers at each month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period. BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.0% (a 6.0% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

 (CONTINUED)

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

 (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.


--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIP, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.


--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
 C-View International Limited
 DKR Fusion Management L.P.
 FX Concepts Trading Advisor, Inc.
 John W. Henry & Company, Inc.
 Sunrise Capital Partners, LLC-

Morgan Stanley Spectrum Global Balanced L.P.
 Altis Partners (Jersey) Limited ("Altis")
 Cornerstone Quantitative Investment Group, Inc.
  ("Cornerstone")
 C-View International Limited ("C-View")
 SSARIS Advisors, LLC ("SSARIS")

Morgan Stanley Spectrum Select L.P.
 Altis Partners (Jersey) Limited
 EMC Capital Management, Inc. ("EMC")
 Graham Capital Management, L.P. ("Graham")
 Northfield Trading L.P. ("Northfield")
 Rabar Market Research, Inc. ("Rabar")
 Sunrise Capital Management, Inc. ("Sunrise")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

 (CONTINUED)

Morgan Stanley Spectrum Strategic L.P.
 Blenheim Capital Management, L.L.C. ("Blenheim")
 Cornerstone Quantitative Investment Group, Inc.
 Eclipse Capital Management, Inc. ("Eclipse")
 FX Concepts Trading Advisor, Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
 Aspect Capital Limited ("Aspect")
 Campbell & Company, Inc. ("Campbell")
 Chesapeake Capital Corporation ("Chesapeake")
 John W. Henry & Company, Inc. ("JWH")
 Rotella Capital Management Inc. ("Rotella")
 Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 1/12 of 1% per month of Net Assets allocated to Cornerstone on the first day of each month (a 1% annual rate), 5/48 of 1% per month of Net Assets allocated to SSARIS on the first day of each month (a 1.25% annual rate), 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), and 1/6 of 1% per month of Net Assets allocated to C-View on the first day of each month (a 2% annual rate).

    The management fee for Spectrum Select is accrued at a rate of 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), 1/6 of 1% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 1% per month of Net Assets allocated to Cornerstone on the first day of each month (a 1% annual rate), 1/6 of 1% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate).

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

 (CONTINUED)

   The management fee for Spectrum Technical is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to Aspect, JWH, Rotella, and Winton on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Campbell on the first day of each month (a 3% annual rate).

   For the period of September 1, 2007 through December 31, 2007, Chesapeake waived the management fee it receives from Spectrums Technical. Effective January 1, 2008, Spectrum Technical pays Chesapeake a monthly management fee equal to 1/6 of 1% of its Net Assets allocated to Chesapeake on the first day of each month (a 2% annual rate). Prior to September 1, 2007, Spectrum Technical paid Chesapeake a monthly management fee equal to 1/4 of 1% of its Net Assets allocated to Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to SSARIS as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis, Cornerstone, and C-View as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and Graham as of the end of each calendar month.
s
   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Cornerstone and FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to each of Aspect, Campbell, JWH, Rotella, and Winton as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

 (CONCLUDED)

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.